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                                                                    EXHIBIT 23.1

CONSENT LETTER




The Board of Directors
Inland Retail Real Estate Trust, Inc.:

We consent to the use of our report dated February 15, 2000 except as to note 10 which is as of March 23, 2000 related to the Consolidated Financial Statements of Inland Retail Real Estate Trust, Inc. as of and for the year ended December 31, 1999, our report dated February 1, 2000 related to the Historical Summary of Gross Income and Direct Operating Expenses of Conway Plaza for the year ended December 31, 1999, our report dated April 15, 2000 related to the Historical Summary of Gross Income and Direct Operating Expenses of Pleasant Hill Square for the year ended December 31, 1999, and our report dated June 26, 2000 related to the Historical Summary of Gross Income and Direct Operating Expenses of Gateway Market Center for the year ended December 31, 1999 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP


Chicago, Illinois
January 31, 2001